Securities and Exchange Commission
Washington, D.C. 20549


FORM 8-K


CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


June 1, 1995
Date of report (Date of earliest event reported)



ML MEDIA PARTNERS, L.P.
(Exact name of registrant as specified in its governing instruments)


Delaware
(State or other jurisdiction of incorporation)

0-14871
Commission File Number

13-3321085
(I.R.S. Employer Identification Number)


World Financial Center-South Tower, New York, New York 10080-6114
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code:
(212) 236-6472



                                 N/A
(Former name or former address, if changed since last report)













Item 5.  Other Events.

     On June 1, 1995, ML Media Partners, L.P. (the "Partnership") entered into an agreement (the "Asset Purchase Agreement") with KATC Communications, Inc. (the "Buyer") to sell to the Buyer substantially all of the assets used in the operations of the Partnership's television station KATC-TV, Lafayette, Louisiana (the "Station"), other than cash and accounts receivable. The purchase price for the assets is $24,500,000. It is expected that the entire proceeds of the sale, together with the proceeds of the previously reported sale of the Partnership's television station WREX-TV in Rockford, Illinois (sales price - $18,370,500), after application to the expenses and liabilities relating to the sales, will be applied to repay bank indebtedness secured by the assets of the Station and the Rockford, Illinois station (outstanding principal amount as of May 31, 1995 - $22,900,000) and to pay other debts and obligations of the Partnership, as provided in the Partnership's Partnership Agreement, and any remaining proceeds will be distributed to the partners of the Partnership. If the sale of the Station is